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                                                                    EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS


The Partners
CarrAmerica Realty, L.P.:

We consent to incorporation by reference in the registration statement (No. 333-53751) on Form S-3 of CarrAmerica Realty, L.P. of our report dated February 2, 2001, relating to the consolidated balance sheets of CarrAmerica Realty, L.P. and subsidiary as of December 31, 2000 and 1999, and the related consolidated statements of operations, partners' capital, and cash flows for each of the years in the three-year period ended December 31, 2000 and the related schedule, which report appears in the December 31, 2000, annual report on Form 10-K of CarrAmerica Realty, L.P.


/s/KPMG LLP


Washington, D.C.
March 30, 2001